FOR IMMEDIATE RELEASE
Date: 10/11/2011
Contact: Holden Hayes or John Helmken
(912) 629-6500

The Savannah Bancorp, Inc. Announces
The Savannah Bank’s Entry Into a
Formal Agreement with the OCC

SAVANNAH, Ga. – The Savannah Bancorp, Inc. (NASDAQ: SAVB) (the “Company”), announced today that effective October 5, 2011, its wholly owned subsidiary, The Savannah Bank, N.A., (the “Bank”), entered into a formal written agreement (the “Agreement”) with the Office of the Comptroller of the Currency (the “OCC”), pursuant to which the Bank agreed to take steps to improve the Bank’s asset quality, credit risk exposure, strategic planning initiatives, capital planning, and liquidity and risk management.

The Agreement is based upon the findings of the OCC’s Report of Examination for the examination period ended December 31, 2010.  Since the completion of the examination, the Board of Directors and management of the Bank have aggressively worked to address the findings of the exam and have developed formal action plans to comply with the requirements of the Agreement and concerns that gave rise to the Agreement.  In addition, entry into the Agreement does not change the Bank’s “well-capitalized” status.  As of June 30, 2011, the Bank had Tier 1 capital of 8.71% of total assets and total risk-based capital of 12.92%, both of which are in excess of the required regulatory ratios to be considered “well capitalized”.

John C. Helmken II, President and CEO of the Company stated, “We have a good and open rapport with our regulators.  We felt that The Savannah Bank’s continued profitability, strong capital ratios and conservative level of provisioning for loan losses through the building of our allowance would provide the regulatory buffer that we needed to prevent any formal regulatory actions.  However, this Agreement is centered primarily around the elevated level of classified assets - many of which are loans that continue to pay and perform as agreed.”

Helmken continued, “Nothing about today’s banking environment resembles prior downturns.  These are clearly unprecedented times for our local markets and our Bank. Thankfully our earnings and capital strength have allowed the order to be a Formal Agreement and not a more restraining Consent Order.  We believe that we are already substantially in compliance with the terms of the Agreement and will continue to work to address all of the provisions of the Agreement.”

Holden T. Hayes, the Bank’s President, also commented, “While the local and regional economies have struggled, we have continued to be profitable and have improved our capital ratios.  We are proud of the fact that we have maintained positive earnings while dealing with increased problem loans and declining real estate values.  We have and will continue to focus on reducing our level of classified assets.”

Helmken added, “Management and the Board have been very focused on controlling our overhead expenses.  Our employees are to be commended for their efforts and sacrifice in allowing us to preserve as much capital for the Bank as possible.  The Board and employees have shown their commitment and dedication to the Company throughout this economic cycle and it has not gone unnoticed.”

A summary of the terms of the Agreement are set forth in the Company’s current report on Form 8-K, as filed with the Securities and Exchange Commission on October 11, 2011.

The Agreement does not affect the Bank’s ability to continue to conduct its banking business with customers in a normal fashion.  Banking products and services, hours of business, internet banking, ATM usage and FDIC deposit insurance coverage will all be unaffected.  Customer deposits remain protected and insured by the FDIC up to $250,000 per depositor, the maximum allowed by law.  Additionally, as part of the Dodd-Frank Act, unlimited FDIC insurance coverage applies to non interest-bearing deposit accounts and Lawyer’s Trust accounts through December 31, 2012.